Exhibit 99
Contacts:
Community Central Bank Corp. — Ray Colonius — P:586 783-4500
Marcotte Financial Relations — Mike Marcotte — P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES PROFITABLE Q2 RESULTS	For Immediate Release
MOUNT CLEMENS, Mich., July 23, 2008 — Community Central Bank Corporation (NasdaqGM:CCBD), the holding company for Community Central Bank, today reported earnings for the quarter ended June 30, 2008. Net income for the second quarter of 2008 was $275,000, or $0.07 per diluted share, compared to $536,000, or $0.14 per diluted share, for the second quarter ended 2007. Net income for the six months ended June 30, 2008 was $515,000, or $0.14 per diluted share, compared to net income of $1,194,000, or $0.30 per diluted share, for the six months ended June 30, 2007.
David A. Widlak, President and CEO commented, “We expect that our continued profitability, coupled with our additional capital availability from the Bank Holding Company will give us opportunities for growth as we go forward. Despite the current economic challenges we continue to execute our business plan, which includes revenue diversification, development of core deposits and the reduction of nonperforming assets. We are proactively addressing the weaknesses in our loan portfolio related to the Michigan economy and our real estate markets. We realize that we cannot rely solely on an eventual local economic upturn as our solution to increasing returns for our shareholders. We must continue to focus on those activities which grow revenue while protecting our valuable capital.”
Mr. Widlak went on to state: “At June 30, 2008, we remained “Well Capitalized,” the highest ranking of regulatory capital. We were encouraged by a decrease in nonperforming assets from the first quarter of this year. However, we remain cognizant of our economic environment and continue to expand our efforts to reduce current levels of nonperforming assets and mitigate any future deterioration in the loan portfolio. While our provision for loan losses was historically larger than normal, it was less than half the provision of the first quarter of 2008. Net interest margin has been affected by the large drop in short term interest rates, which reduced the yield on our loans, the price competition for deposits in our markets and the level of nonaccruing loans. We do expect interest margin improvement in upcoming quarters as time deposits continue to reprice down from relative higher levels. Our Trust and Wealth Management divisions continue to grow, producing a larger relative portion of revenue. While core deposit growth continues to be a challenging task, we were encouraged by the growth in demand deposits which ended June 30, 2008 at $40.4 million or 12.2% of total deposits.”
We recorded an $884,000 provision for loan losses in the second quarter of 2008, based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Total nonperforming assets as a percentage of total assets was 4.15% at June 30, 2008, compared to 4.28% at March 31, 2008 and 3.56%
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Community Central Bank Corporation
Q2-2008 results

at December 31, 2007. The allowance for loan losses at June 30, 2008 was $7.0 million, or 1.78% of total loans and 34.97% of nonperforming loans, versus $6.4 million, or 1.64% and 36.21% at December 31, 2007, respectively.
Noninterest income was $2.2 million for the second quarter of 2008, increasing $1.0 million, or 88.6%, from the second quarter of 2007. The increase was primarily related to a net increase in the fair market value of assets and liabilities as measured under Statement of Financial Accounting Standards (SFAS 159). The increase was largely attributable to the fair value of the subordinated debenture connected with the February 2007 Trust Preferred Issuance. The net change in fair value, which was largely associated with this instrument and the corresponding interest rate swap, totaled $872,000 in unrealized gains for the second quarter of 2008, as recorded in other income. The widening of market credit spreads for trust preferred securities experienced in the second quarter of 2008 increased the relative fair value of this financial liability dramatically. The Corporation hedges against changes in interest rates with an interest rate swap, which is also accounted for under SFAS 159. The hedge does not cover changes in credit spreads, which typically occur over much longer periods of time than we are currently experiencing. Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Noninterest income was $5.4 million for the first six months of 2008, increasing $2.8 million, or 109.1%, from the first six months of 2007. The increase was largely attributable to the aforementioned net change in fair value over the six month period.
Noninterest expense was $3.8 million for the second quarter of 2008, increasing $352,000, or 10.3%, from the second quarter of 2007. Decreases in salaries and benefits of $68,000, or 3.6%, from staffing reductions, were offset by an increase in other expense of $433,000, or 41.7%. These other expenses included valuation charges incurred on foreclosed property and legal expense on loan workouts. Noninterest expense was $7.3 million for the first six months of 2008, increasing $449,000, or 6.5%, again resulting from increases in valuation costs incurred on foreclosed property and other workout related costs, which exceeded cost-savings achieved in other expense areas.
At June 30, 2008, the Corporation’s total assets were $532.3 million, an increase of $12.0 million from December 31, 2007. Total loans of $394.2 million increased slightly, up $4.3 million, or 1.1%, from December 31, 2007. Increases in commercial loans were partially offset by decreases in all other loan categories. Total deposits of $330.1 million increased $1.5 million, or 0.5%, for the first half of 2008. Increases for the first six months were primarily comprised of noninterest bearing demand deposits of $8.7 million, offset by decreases in time deposits of $8.5 million, with other deposit categories posting smaller net changes. Total stockholders’ equity of $33.2 million
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Community Central Bank Corporation
Q2-2008 results

remained relatively unchanged from December 31, 2007 as increases in retained earnings were offset by decreases in accumulated other comprehensive income as a result of changes in the market value of available-for-sale securities.
Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms, and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.
Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; changes in the national and local economy; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors included in Community Central Bank Corporation’s filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.
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(financial schedules follow)

Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data

	Three months ended		Six months ended
	June 30,		June 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2008	2007	2008	2007
	(In thousands)		(In thousands)
OPERATIONS
Interest income
Loans	$6,373	$6,885	$12,864	$13,737
Taxable securities	942	805	1,768	1,472
Tax-exempt securities	147	413	376	747
Federal funds sold	54	131	309	386

Total interest income	7,516	8,234	15,317	16,342

Interest expense
Deposits	2,965	3,434	6,346	7,154
Rep Agreement and Fed Funds	289	233	519	393
FHLB Advances	1,248	975	2,474	1,896
ESOP loan interest	1	2	1	4
Subordinated debentures	216	559	507	953

Total interest expense	4,719	5,203	9,847	10,400

Net Interest Income	2,797	3,031	5,470	5,942

Provision for credit losses	884	175	2,984	225

Net Interest Income after Provision	1,913	2,856	2,486	5,717

Noninterest income
Fiduciary income	98	111	206	198
Deposit service charges	142	92	274	180
Net realized security gains	49	(13)	110	(13)
Mortgage banking income	430	594	880	1,348
Other income	1,440	361	3,889	850

Total noninterest income	2,159	1,145	5,359	2,563

Noninterest expense
Salaries, benefits and payroll taxes	1,835	1,903	3,667	4,046
Occupancy expense	452	465	913	917
Other operating expense	1,471	1,038	2,735	1,903

Total noninterest expense	3,758	3,406	7,315	6,866

Income before taxes	314	595	530	1,414

Provision for income taxes	39	59	15	220

Net Income	$275	$536	$515	$1,194

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Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data — continued

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
PER SHARE DATA
Basic earnings per share	$0.07	$0.14	$0.14	$0.30
Diluted earnings per share	$0.07	$0.14	$0.14	$0.30
Book value per share	$8.89	$8.96	$8.89	$8.96
Basic average shares outstanding (000’s)	3,731	3,868	3,729	3,925
Diluted average shares outstanding (000’s)	3,735	3,919	3,731	3,981
Actual shares outstanding (000’s)	3,735	3,796	3,735	3,796

Net interest margin (fully tax-equivalent)	2.28%	2.72%	2.23%	2.66%
Condensed Balance Sheet

	Unaudited	Audited
	June 30,	December 31,
	2008	2007
	(In thousands)
Assets
Cash and equivalents	$14,171	$9,183
Investments	80,144	73,313
Trading Securities	17,442	20,115
Residential mortgage loans held for sale	1,930	4,848
Loans	394,216	389,912
Allowance for loan losses	(7,019)	(6,403)
Other Assets	31,435	29,337

Total Assets	$532,319	$520,305

Liabilities and Stockholders’ Equity
Deposits	$330,116	$328,635
Repurchase agreements	32,928	32,659
Federal Home Loan Bank Advances	117,510	104,495
Other liabilities	4,015	3,691
Subordinated debentures	14,548	17,597
Stockholders’ equity	33,202	33,228

Total Liabilities and Stockholders’ Equity	$532,319	$520,305

Condensed balance sheet data contains adjustments for fair value option SFAS 159

OTHER DATA
Allowance for loan losses to total loans	1.78%	1.64%
Allowance for loan losses to nonperforming loans	34.97%	36.21%
Nonperforming loans to total loans	5.09%	4.54%
Nonperforming assets to total assets	4.15%	3.56%
Stockholders’ equity to total assets	6.24%	6.39%
Tier 1 Leverage Ratio	8.09%	8.37%
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